Exhibit 99.2

----- Original Message -----

From:Frank Hariton

To:MARC ROSENBERG

Sent: Tuesday, May 07, 2013 3:20 PM

Subject: Re: Sauer Energy

Dear Marc:

My client has given due consideration to your email of April 26. We can not agree to your client’s demands for additional compensation.

From our prospective, we are a small, cash strapped company that became involved with your client as a way to obtain needed working capital to bring years of effort by its founders to fruition. Your client proposed a deal structure and my client accepted the proposal based on repeated representations from your client that they "Knew how to get this done". Your client was amply compensated with up-front shares. The structure of the transaction was as your client proposed. My client went through the expense of preparing a filing a registration statement only to learn from the SEC that the deal structure your client brought to the table was either was illegal, against public policy or both. I will refer to the deal terms as "improper". As a result of this improper proposed transaction my client has expended resources and lost valuable time. Your client’s response has been, "We want more shares and more cash to compensate us." (For what, for the damages to us caused by the deal your client proposed?)

This is to let you know that we will not go forward on such basis. Since your client received millions of shares to propose something improper, the shares should be returned forthwith.

This communication is without prejudice to my client’s rights in this matter, all of which are expressly reserved.

Very truly yours,

Frank J. Hariton

914-674-4373

----- Original Message -----

From:MARC ROSENBERG

To:hariton@sprynet.com

Cc:Barry Patterson

Sent: Friday, April 26, 2013 1:42 PM

Subject: Sauer Energy

Frank

Our clients have had several conversations since we last spoke.

When I called you earlier today when you were on your conference call, I wanted to let you know the terms on which my client would move forward with a new equity line. The proposed terms are as follows:

1.  In the event that the amount of the Equity Line remains at $15 million, then in addition to the shares that have been issued to the Investor, the Investor would receive additional commitment shares in amount equal to 1.25% of the line.

2. In the event that the amount of the Equity Line is less than $15 million, then in addition to the shares that have been issued to the Investor, the Investor would receive additional commitment shares in amount equal to 2% of the line.

3. The Investor would net out its transaction costs from each put as detailed in my prior email to you.

Please let me know how your client would like to proceed.

Best regards

Marc

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